UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) December 15, 2011

SANTA FE GOLD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20430	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

1128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

(   ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

(   ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

(   ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

(   ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreements.

     On December 15, 2011, Santa Fe Gold Corporation (“Santa Fe”) announced it had entered into a definitive Arrangement Agreement with Columbus Silver Corporation (“Columbus”) under which it conditionally agreed to acquire all of the common stock of Columbus for CDN$0.20 per share in a cash transaction valued at approximately $10 million. The parties agreed to use commercially reasonable efforts to complete the transaction by March 31, 2012, and in any event by May 31, 2012. Santa Fe also agreed to provide bridge financing to Columbus on an as needed and ongoing basis until closing or other termination of the acquisition.

     On January 5, 2012, Santa Fe announced it had satisfied an important financing condition to proceed with its acquisition of Columbus. Santa Fe’s $20 million debt financing completed December 23, 2011 provides for a conditional $10 million facility earmarked for the acquisition of Columbus and satisfies the financing requirement under the Arrangement Agreement between Santa Fe and Columbus. The acquisition remains subject to conditions, including Columbus obtaining shareholder and regulatory approvals.

     A copy of Santa Fe’s news releases dated December 15, 2011 and January 5, 2012, are attached hereto as Exhibits 99.1 and 99.2 respectively, and the Arrangement Agreement dated December 15, 2012 is attached as Exhibit 99.3.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

The following exhibits are filed herewith:

Exhibit
Number	Description

99.1	News Release dated December 15, 2011
99.2	News Release dated January 5, 2012
99.3	Arrangement Agreement between Santa Fe Gold Corporation and Columbus Silver Corporation dated December 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SANTA FE GOLD CORPORATION
(Registrant)

Date: January 9, 2012	/s/ W. Pierce Carson
W. Pierce Carson
Chief Executive Officer